Proxy Voting Results

A special meeting of the fund's shareholders was held on February 15, 2006. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees. A
	# of Votes	% of Votes
Dennis J. Dirks
Affirmative	37,826,230,383.77	96.098
Withheld	1,536,010,182.46	3.902
TOTAL	39,362,240,566.23	100.000
Albert R. Gamper, Jr.
Affirmative	37,763,014,509.79	95.937
Withheld	1,599,226,056.44	4.063
TOTAL	39,362,240,566.23	100.000
Robert M. Gates
Affirmative	37,674,483,072.96	95.712
Withheld	1,687,757,493.27	4.288
TOTAL	39,362,240,566.23	100.000
George H. Heilmeier
Affirmative	37,748,457,238.12	95.900
Withheld	1,613,783,328.11	4.100
TOTAL	39,362,240,566.23	100.000
Edward C. Johnson 3d
Affirmative	37,532,189,641.25	95.351
Withheld	1,830,050,924.98	4.649
TOTAL	39,362,240,566.23	100.000
Stephen P. Jonas
Affirmative	37,757,585,019.59	95.923
Withheld	1,604,655,546.64	4.077
TOTAL	39,362,240,566.23	100.000
Marie L. Knowles
Affirmative	37,790,960,298.73	96.008
Withheld	1,571,280,267.50	3.992
TOTAL	39,362,240,566.23	100.000
Ned C. Lautenbach
Affirmative	37,792,534,779.54	96.012
Withheld	1,569,705,786.69	3.988
TOTAL	39,362,240,566.23	100.000
William O. McCoy
Affirmative	37,635,159,621.12	95.612
Withheld	1,727,080,945.11	4.388
TOTAL	39,362,240,566.23	100.000
Robert L. Reynolds
Affirmative	37,724,250,371.80	95.839
Withheld	1,637,990,194.43	4.161
TOTAL	39,362,240,566.23	100.000
Cornelia M. Small
Affirmative	37,789,209,639.31	96.004
Withheld	1,573,030,926.92	3.996
TOTAL	39,362,240,566.23	100.000
William S. Stavropoulos
Affirmative	37,681,894,631.26	95.731
Withheld	1,680,345,934.97	4.269
TOTAL	39,362,240,566.23	100.000
Kenneth L. Wolfe
Affirmative	37,762,131,097.33	95.935
Withheld	1,600,109,468.90	4.065
TOTAL	39,362,240,566.23	100.000
ADenotes trust-wide proposal and voting results.